Exhibit 10.9

MASTER REPURCHASE AGREEMENT

Between

REDFIN MORTGAGE, LLC A DELAWARE LIMITED LIABILITY COMPANY

as Seller

and

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

as Buyer

dated as of

June 15, 2017

MASTER REPURCHASE AGREEMENT

This MASTER REPURCHASE AGREEMENT (together with all exhibits and schedules attached hereto, this “Agreement”) is made as of this 15th day of June, 2017, between Redfin Mortgage, LLC, a Delaware limited liability company (“Seller”) and Western Alliance Bank, an Arizona corporation (“Buyer”).

ARTICLE I.

APPLICABILITY

From time to time, Buyer agrees to purchase certain Mortgage Loans from Seller, on a servicing released basis, and Seller agrees to re-purchase such Purchased Loans, on a servicing released basis, in accordance with the terms of this Agreement (each a “Transaction”) and each such Transaction shall be governed by this Agreement. This Agreement is not a commitment by Buyer to enter into any Transaction with Seller but rather sets forth the procedures to be used in connection with periodic requests by Seller, for Buyer to enter into a Transaction with Seller. Seller hereby acknowledges that Buyer is under no obligation to enter into any Transaction pursuant to this Agreement.

ARTICLE II.

CERTAIN DEFINITIONS

Section 2.01 DEFINITIONS. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms):

“Actual Utilization Amount” shall have the meaning set forth in Section 3.07.

“Affiliate” of any Person means any other Person, directly or indirectly controlling, or controlled by, or under common control with such Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agreement” is defined in the preamble.

“Approved Takeout Investor” means GNMA, Fannie Mae, Freddie Mac and any other investor listed on Schedule 2 as the same may be amended from time to time at the sole discretion of Buyer.

“Bailee Letter” shall have the meaning set forth in Section 4.04.

“Business Day” means any day except Saturday, Sunday or other day on which banks located in the city of Phoenix, Arizona are authorized or obligated by law or executive order to be closed and any day on which Buyer is authorized or obligated by law or executive order to be closed.

“Buyer” is defined in the preamble set forth above.

“Buyer’s Repurchase Request” means a request executed by Buyer and delivered to Seller in substantially the form of Exhibit C.

“Cash” shall have the meaning set forth on Schedule 4.

“Cash Equivalents” shall have the meaning set forth on Schedule 4.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity interests of any Seller Party (or its direct or indirect parent company) entitled to vote for members of the board of directors or equivalent governing body of the Seller Party (or its direct or indirect parent company) on a fully diluted basis; provided that, any change in ownership resulting from the completion of an initial public offering of the securities of Seller’s immediate parent in accordance with the provisions of the Securities Act of 1933, as amended, shall not be considered a Change of Control; or

(b) Seller’s immediate parent company shall cease to own and control, of record and beneficially, directly 100% of each class of capital stock of Seller free and clear of all Liens.

“Compliance Certificate” shall mean a compliance certificate delivered by Seller to Buyer, in form and substance satisfactory to Buyer, in its sole and absolute discretion.

“Consolidated” means the consolidation of any Person, with its properly consolidated subsidiaries, in accordance with GAAP.

“Conventional Mortgage Loan” means a Mortgage Loan, other than an FHA Loan or VA Loan, which complies with all applicable requirements for purchase under the Fannie Mae or Freddie Mac standard form of conventional mortgage purchase contract.

“Default” shall mean an Event of Default or an event that with the giving of notice or lapse of time or both would become an Event of Default.

“Eligible Mortgage Loan” means a Conventional Mortgage Loan, or other Mortgage Loan acceptable to Buyer in its sole and absolute discretion that satisfies the applicable criteria set forth on Schedule 3 and that, at all times during the term of this Agreement: (a) is evidenced by loan documents that are the standard forms approved by VA, FHA, Fannie Mae, or Freddie Mac or forms previously approved, in writing, by Buyer in its sole discretion; (b) is made to a natural person or persons, or individual’s personal revocable trust; (c) is evidenced by a Mortgage Note made payable to the order of Seller; (d) is not in default in the payment of principal and interest or in the performance of any obligation under the Mortgage Note or the Mortgage evidencing or securing such Mortgage Loan; (e) except as expressly permitted on Schedule 3 has closed less than 7 calendar days prior to the Purchase Date of such Mortgage Loan; (f) the Repurchase Date applicable to such Mortgage Loan has not occurred; (g) is not subject to a voluntary or involuntary bankruptcy or an act of fraud by the Mortgagor or any other related Person; (h) is or before its Repurchase Date will be fully covered by a Takeout Commitment; and (i) satisfies each of the applicable representations and warranties set forth in Section 6.02 hereof.

“Event of Default” shall have the meaning specified in Article IX hereof, provided that any requirement in connection with such event for the giving of notice or the lapse of time, or the happening of any further condition, event or act necessary for such event to constitute an Event of Default, has been satisfied.

“Event of Insolvency” means: (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection from creditors, or suffering any such petition or proceeding to be commenced by another with respect to any Seller Party or an Affiliate of any Seller Party; (ii) seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for any Seller Party or an Affiliate of any Seller Party or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for any Seller Party or an Affiliate of any Seller Party by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by any Seller Party or an Affiliate of any Seller Party of a concession with its creditors or a general assignment for the benefit of creditors; (v) the admission by any Seller Party or an Affiliate of any Seller Party of any Seller Party’s or such Affiliate’s inability to pay its debts or discharge its obligations as they become due or mature; or (vi) any governmental authority or agency or any other Person acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of any Seller Party or of any of its Affiliates, or shall have taken any action to displace the management of any Seller Party or of any of its Affiliates or to curtail its authority to conduct of the business.

“FHA” means the Federal Housing Administration or any successor thereto.

“FHA Loan” means a Mortgage Loan, payment of which is partially or completely insured by the FHA under the National Housing Act or Title V of the Housing Act of 1949 or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“Fiscal Quarter” shall mean each period of three calendar months ending March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” shall mean each period of twelve (12) calendar months ending December 31 of each year.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GNMA” means the Government National Mortgage Association or any successor thereto.

“Guarantor” shall have the meaning set forth on Schedule 4.

“Guaranty Agreement” means, with respect to each Guarantor, a Guaranty Agreement executed by each Guarantor, for the benefit of Buyer, guarantying all or any portion of the obligations of Seller to Buyer, in form and substance acceptable to Buyer in its sole and absolute discretion.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal, interest, dividends or other distributions payable thereon.

“Index Rate” shall have the meaning set forth on Schedule 4.

“Investor Requirements” means, with respect to any Mortgage Loan, the documentation and other requirements (including, without limitation, all those set forth in the applicable Sale Agreement and Takeout Commitment) for the purchase by the Approved Takeout Investor of such Mortgage Loan.

“Leverage Ratio” shall have the meaning set forth on Schedule 4.

“Liabilities” shall have the meaning set forth on Schedule 4.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquid Assets” shall have the meaning set forth on Schedule 4.

“Market Value” at any time shall be determined by Buyer, in its sole and absolute discretion, based upon information then available to Buyer regarding quotes to dealers for the purchase of mortgage notes similar to the Mortgage Notes that have been delivered to Buyer pursuant to this Agreement.

“Material Adverse Effect” means, in each case as determined by Buyer in its sole and absolute discretion, a material adverse effect on: (a) the property, business, operations, financial condition or prospects of any Seller Party or any Affiliate, (b) the ability of any Seller Party or any Affiliate to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Market Value of the Purchased Loans taken as a whole.

“Maturity Date” shall have the meaning set forth on Schedule 4.

“Maximum Dwell Date” shall have the meaning set forth in Section 3.06(a).

“Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable law.

“MERS” means Mortgage Electronic Registration, Inc., a Delaware corporation, or any successor thereto.

“MERS Agreement” means that certain Electronic Tracking Agreement among Seller, Buyer, MERS and MERSCORP, Inc.

“MERS(R) System” means the system of recording transfers of mortgages electronically maintained by MERS.

“MIN” means, with respect to each Mortgage Loan, the Mortgage Identification Number for such Mortgage Loan registered with MERS on the MERS(R) System.

“Minimum Rate” means, with respect to any Purchased Loan, the minimum rate per annum applicable to such Purchased Loan as set forth in Schedule 3

“Minimum Utilization Amount” shall have the meaning set forth on Schedule 4.

“MOM Loan” means, with respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for Seller, as the case may be, of such Mortgage Loan.

“Monthly Payment” means a scheduled monthly payment of principal and interest on a Mortgage Loan.

“Mortgage” means the trust deed, mortgage, deed of trust, or other instrument creating a first–priority lien on real property securing a Mortgage Note.

“Mortgage Assets” shall have the meaning set forth in Section 3.04.

“Mortgage Documents” means, with respect to each Mortgage Loan, the documents and other items described on Schedule 1 hereto relating to such Mortgage Loan.

“Mortgage Loan” means a mortgage loan made to an individual person(s) or a person(s) individual revocable trust that is not a construction or non-residential commercial loan, is evidenced by a valid Mortgage Note, and is secured by a Mortgage that grants a perfected first-priority lien on a Single Family Dwelling. Any reference herein to a Mortgage Loan shall mean and include the Mortgage Assets relating thereto.

“Mortgage Note” means a promissory note evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgaged Property” means, with respect to any Mortgage Loan, the property covered by the Mortgage securing such Mortgage Loan.

“Mortgagor” means the current and unreleased obligor(s) on a Mortgage Note.

“Net Worth” shall have the meaning set forth on Schedule 4.

“Non-Utilization Fee” shall have the meaning set forth on Schedule 4.

“Obligations” means (a) any amounts due and payable by Seller to Buyer in connection with a Transaction hereunder, together with the Price Differential thereon (and including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents; and (b) all other obligations or amounts due and payable by Seller to Buyer under the Repurchase Documents.

“Operating Account” means the non-interest bearing demand checking account (whether one or more) established by Seller with Buyer which shall be used for Seller’s operations.

“Par Value” shall mean, with respect to any Mortgage Loan at the time of any determination, the unpaid principal balance of such Mortgage Loan on such date.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority or other entity.

“Post-Default Rate” shall mean, at the time in question, with respect to all Obligations, the sum of (i) five percent (5%) per annum, plus (ii) the per annum Pricing Rate otherwise payable in respect of the Obligations, provided that in no event shall the Post-Default Rate ever exceed the Maximum Rate.

“Power of Attorney” means a Power of Attorney dated the date hereof executed by Seller for the benefit of Buyer in substantially the form of Exhibit D attached hereto.

“Pre-Tax Net Profit” shall have the meaning set forth on Schedule 4.

“Price Differential” means, with respect to any Purchased Loan as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” means, with respect to any Purchased Loan, the rate per annum applicable to such Purchased Loan as set forth on Schedule 3.

“Purchase Acceptance Deadline” means with respect to any Mortgage Loan in a Purchase Request, 1:00 p.m. (Phoenix, Arizona time) on the requested Purchase Date.

“Purchase Date” means any day on which a Mortgage Loan is sold by Seller to Buyer.

“Purchase Fee” means a non-refundable fee, fully-earned at the time a Mortgage Loan is purchased in the amount set forth on Schedule 3.

“Purchase Price” means with respect to each Mortgage Loan purchased by Buyer on a Purchase Date, an amount equal to the applicable Purchase Price Percentage time the lesser of (i) the Takeout Commitment Price under the applicable Takeout Commitment, or (ii) the Par Value of the Mortgage Loan.

“Purchase Price Haircut” means, with respect to each Mortgage Loan purchased by Buyer on a Purchase Date, the difference between the amount necessary to be paid thereunder to fully fund the Mortgage Loan at its original closing and the Purchase Price.

“Purchase Price Percentage” means, with respect to any Eligible Mortgage Loan purchased by the Buyer on a Purchase Date, the purchase price percentage applicable to such Eligible Mortgage Loan as set forth on Schedule 3

“Purchase Request” means a request by Seller for the purchase of Mortgage Loans by Buyer made in the form of Exhibit A.

“Purchase Request Deadline” means 12:00 p.m. (Phoenix, Arizona time) on the requested Purchase Date.

“Purchased Loan” means a Mortgage Loan (including the Mortgage Assets relating thereto) purchased by Buyer hereunder.

“Purchased Loan File” shall mean the documents specified in Section 3.02 and Schedule 1, together with any additional documents and information required to be delivered to Buyer or its designee pursuant to this Agreement.

“Remaining Proceeds” shall have the meaning set forth in Section 4.04.

“Repurchase Date” means the date on which Seller is to repurchase the Purchased Loans subject to a Transaction from Buyer, which date shall be the earliest of: (i) the applicable date requested pursuant to Sections 4.01 or 4.02 hereof; (ii) any date determined by application of the provisions of Section 3.06(a), or (iii) the Termination Date, including any date determined by application of the provisions of Section 10.01.

“Repurchase Documents” means this Agreement, each Guaranty Agreement, the MERS Agreement, the Power of Attorney, and any and all other agreements, documents, and instruments executed and delivered in connection with any Transactions thereunder, and any amendments thereto, or restatements thereof, together with any and all renewals, extensions, restatements of, and amendments and modifications to, any such agreements, documents and instruments.

“Repurchase Price” means for any Purchased Loan repurchased by Seller hereunder or sold to an Approved Takeout Investor pursuant to Section 4.04 hereof, an amount equal to the sum of the following calculated as of the Settlement Date: (i) the Purchase Price paid by Buyer for such Purchased Loan; plus (ii) the Transaction Fees; plus (iii) accrued and unpaid Price Differential on such Purchased Loan at the Pricing Rate from the Purchase Date through the day immediately preceding the Settlement Date, both inclusive; plus (iv) all other fees Seller has agreed to pay Buyer under this Agreement or otherwise with respect to such Purchased Loan; plus (v) any other amount owed to Buyer hereunder with respect to the Repurchased Loan which is due but unpaid; less (vi) all Income on such Purchased Loan received by Buyer during such period; and less (vii) all Price Differential previously paid to Buyer in accordance with Section 3.06(b) hereof.

“Sale Agreement” means the agreement providing for the purchase by an Approved Takeout Investor of Mortgage Loans from Seller.

“Seller” is defined in the preamble as set forth above.

“Seller Party” means Seller, including Affiliates, and each Guarantor.

“Seller Repurchase Request” means a request executed by Seller and delivered to Buyer in substantially the form of Exhibit B.

“Seller’s Concentration Limit” shall have the meaning set forth on Schedule 4.

“Servicer Files” means, with respect to any Mortgage Loan, all Mortgage Loan papers and documents required to be maintained pursuant to the Sale Agreement and all other papers and records of whatever kind or description, whether developed or originated by Seller, or others, required to document or service the Mortgage Loan including any other documentation included in the loan documentation package, excluding the Mortgage Documents.

“Settlement Account” means the non-interest bearing demand deposit account established by Seller with Buyer to be used for (i) the deposit of proceeds from the repurchase of a Purchased Loan, (ii) the deposit of all Income upon and during the continuance of an Event of Default, and (iii) the payment of the Obligations. The Settlement Account shall be pledged to Buyer, and Seller shall not be entitled to withdraw funds from the Settlement Account.

“Settlement Date” means, with respect to any Purchased Loan, the date of payment of the Takeout Proceeds by an Approved Takeout Investor to Buyer on behalf of Seller or the date of payment of the Repurchase Price by Seller to Buyer in connection with Seller’s repurchase of such Purchased Loan.

“Single Family Dwelling” means residential real property consisting of land and a completed one-to-four unit single family dwelling or condominium unit (but not a manufactured home unit or a mobile home, a co-op, or a multi-family dwelling for more than four families) thereon which is fully completed and legally ready for occupancy.

“State of Organization” shall have the meaning set forth on Schedule 4.

“Sublimit” means the maximum aggregate amount of all Purchase Prices that is permitted to be outstanding at any one time for Purchased Loans in a specific type of Eligible Mortgage Loan, as set forth in Schedule 3 to this Agreement (expressed as a dollar amount or a percentage of Seller’s Concentration Limit).

“Subordinated Debt” shall have the meaning set forth on Schedule 4.

“Successor Servicer” means an entity designated by Buyer, with notice provided in conformity with Section 8.05, to replace Seller, as servicer of the Mortgage Loans.

“Takeout Commitment” means a written commitment of an Approved Takeout Investor to purchase any Mortgage Loan or a pool of Mortgage Loans under which such Mortgage Loan(s) will be delivered to such Approved Takeout Investor on terms satisfactory to Buyer, in its reasonable discretion.

“Takeout Commitment Price” means, with respect to any Mortgage Loan, the purchase price the applicable Approved Takeout Investor has agreed to pay for such Mortgage Loan under the related Takeout Commitment.

“Takeout Proceeds” means, with respect to any Purchased Loan, the proceeds received from the sale of the Purchased Loan under the Takeout Commitment.

“Termination Date” means the date on which this Agreement shall be terminated in accordance with the provisions of Section 11.13 hereof.

“Third Party Underwriter” means any third party, including but not limited to a mortgage loan pool insurer, who underwrites a Mortgage Loan prior to the purchase thereof by Buyer.

“Third Party Underwriter’s Certificate” means a certificate issued by a Third Party Underwriter with respect to a Mortgage Loan, certifying that such Mortgage Loan complies with its underwriting requirements.

“Transaction” has the meaning set forth in Article I.

“Transaction Fees” means the amounts specified on Schedule 3, which are due and payable by Seller to Buyer.

“Transfer Taxes” means any tax, fee or governmental charge payable by Seller or Buyer to any federal, state or local government attributable to the assignment of a Mortgage Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Arizona.

“VA” means the United States Department of Veterans Affairs.

“VA Loan” means a Mortgage Loan, payment of which is partially or completely guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

“Wet Sublimit” shall have the meaning set forth on Schedule 4.

Section 2.02 TERMS GENERALLY. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Terms used herein, which are defined in the UCC, unless otherwise defined herein, shall have the meanings determined in accordance with the UCC.

ARTICLE III.

PURCHASE OF MORTGAGE LOANS AND SALE TO

APPROVED TAKEOUT INVESTOR

Section 3.01 REQUEST FOR PURCHASE OF MORTGAGE LOANS. Subject to the terms and conditions of this Agreement, Seller may, in its sole and absolute discretion, offer to sell to Buyer, and Buyer may, in its sole and absolute discretion, agree to purchase from Seller, one or more Mortgage Loans on the terms and conditions set forth herein. Notwithstanding any other provision of this Agreement, Seller understands that Buyer’s consideration of any such Purchase Request constitutes an independent decision which Buyer retains the sole and absolute discretion to make and that no commitment to make any purchase is hereby given by Buyer. Buyer commits that if it decides not to purchase a loan, it will notify Seller within one Business Day. Seller acknowledges that Buyer will not consider purchasing a Mortgage Loan on any date if, as of such date: (a) a Default exists, (b) the aggregate outstanding balance of Purchased Loans with original Mortgage Notes not in Buyer’s possession equals or exceeds the Wet Sublimit, (c) any applicable Sublimit hereunder is exceeded, or (d) the aggregate outstanding principal balance of all Purchased Loans which Buyer continues to own on such date equals or exceeds Seller’s Concentration Limit.

Section 3.02 PROCEDURES FOR PURCHASE OF MORTGAGE LOANS. Seller may request that Buyer purchase one or more Mortgage Loans by delivering or causing to be delivered to Buyer a Purchase Request and the items listed in Schedule 1 for each such Mortgage Loan no later than the Purchase Request Deadline. Each Mortgage Loan included in such Purchase Request must be an Eligible Mortgage Loan. Buyer shall notify Seller whether or not Buyer agrees to purchase any Mortgage Loan included in such Purchase Request on or before Purchase Acceptance Deadline.

Section 3.03 PURCHASE PRICE. If Buyer agrees to purchase a Mortgage Loan described in any Purchase Request, then in consideration of the sale by Seller to Buyer of such Mortgage Loans and the transfer of the Mortgage Documents relating thereto, Buyer shall, on the Purchase Date, cause the Purchase Price relating to such Mortgage Loan in the form of cash by federal wire transfer (same day) to be paid to the applicable title company. Buyer shall have no obligation to pay the Purchase Price with respect to any Mortgage Loan until the Purchase Price Haircut is or has been paid by Seller and satisfactory evidence of such payment has been provided to Buyer.

Section 3.04 ASSIGNMENT. Effective upon the payment by Buyer of the Purchase Price with respect to each Mortgage Loan submitted for purchase hereunder, Seller hereby sells, assigns and transfers to Buyer, all of Seller’s right, title and interest in and to the Mortgage Loan identified in the Purchase Request (including the Mortgage Assets relating thereto). The term “Mortgage Assets” means, with respect to each Mortgage Loan, all right, title and interest of Seller in the following relating to such Mortgage Loan: (i) all Mortgage Documents; (ii) all Monthly Payments received thereon after such Purchase Date and all other right to receive any payment made under the Mortgage Documents; (iii) all insurance policies and insurance proceeds related to any Purchased Loan or the related Mortgaged Property, including without limitation, related title, hazard, or mortgage or other insurance policies and proceeds thereunder; (iv) all escrow and other amounts held by Seller in connection therewith; (v) the servicing rights, (vi) the Servicing File, (vii) the real property and improvements securing the Mortgage Loan, including all rights of Seller as mortgagee with respect to such real property and improvements, (viii) all supporting obligations, including any insurance or guaranty of the Mortgage Loan by FHA, Fannie Mae or other governmental related entity; (ix) the Takeout Commitment for such Mortgage Loan and the Takeout Proceeds payable thereunder; (x) all Income relating thereto, and (xi) all of the following relating to, or arising from or in connection with, such Mortgage Loan: accounts (including interest in escrow accounts) and other payments, rights of payment, contract rights, money, chattel paper, instruments, general intangibles, commercial tort claims, any other property related to the Mortgage Loan, and all products and proceeds of the Mortgage Loan and of any of the other property described in this definition. If a Purchased Loan is registered on the MERS® System, Seller shall enter the name of Buyer in the “Interim Funder” category of such system with respect to such Purchased Loan.

Section 3.05 NO ASSUMPTION. The foregoing assignment, transfer and conveyance does not constitute and is not intended to result in any assumption by Buyer of any obligation of Seller to the Mortgagors, the Approved Takeout Investors, the insurers or any other Person in connection with any Purchased Loan.

Section 3.06 REPURCHASE DATE, PRICE DIFFERENTIAL.

(a) The Repurchase Date for each Purchased Loan shall not be later than the last day of the Repurchase Period which is specified in Schedule 3 for such Purchased Loan (the “Maximum Dwell Date”).

(b) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Loans, Seller shall pay to Buyer the accrued and unpaid Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) on the first (1st) day of each month, commencing with the first month following the date of this Agreement, and continuing on the first (1st) day of each succeeding month thereafter until this Agreement has been terminated and the entire unpaid Repurchase Prices have been paid to Buyer, in full.

Section 3.07 NON-UTILIZATION FEE. On a monthly basis and on the Termination Date, Buyer shall determine the average aggregate Purchase Prices outstanding during the preceding calendar month (or with respect to the Termination Date, during the period from the date through which the last calculation has been made to the Termination Date) (the “Actual Utilization Amount”) by dividing (a) the sum of the aggregate Purchase Prices outstanding on each day during such period, by (b) the number of days in such period. If the Actual Utilization Amount for any such period is less than the Minimum Utilization Amount, Seller shall pay to Buyer on such date, a Non-Utilization Fee for such period. If the utilization in any period is greater than or equal to the Minimum Utilization Amount, Buyer shall not be paid a Non-Utilization Fee for that period. All payments shall be made to Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim.

Section 3.08 SECURITY INTEREST. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a first-priority security interest in the Purchased Loans, the servicing, records and , any other property relating to any Purchased Loan or the related Mortgage Assets, the Operating Account, the Settlement Account, and in all instances, including, but not limited to, any products or proceeds of any of the foregoing, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

ARTICLE IV.

REPURCHASES

Section 4.01 REPURCHASE IN GENERAL. Seller unconditionally and irrevocably agrees to repurchase from Buyer each Purchased Loan on or before the Repurchase Date therefore by payment of the Repurchase Price in the form of cash by federal wire transfer (same day) funds to Buyer. If the proposed Repurchase Date is before both the Maximum Dwell Date or the Termination Date, then (i) Seller shall submit a Seller’s Repurchase Request not less than one (1) Business Day prior to the date on which Seller wishes to consummate the repurchase and (ii) the date designated in Seller’s Repurchase Request shall be the “Repurchase Date” with respect to each Purchased Loan identified therein. Each repurchase by Seller shall be on a whole-loan, servicing-released basis without recourse, representation or warranty of Buyer, at the Repurchase Price.

Section 4.02 IMMEDIATE REPURCHASE. Seller unconditionally and irrevocably agrees to repurchase from Buyer each Purchased Loan immediately, if:

(a) Buyer identifies any evidence of fraud or material misrepresentation in the origination, creation or underwriting of a Purchased Loan by Seller or the sale of the Purchased Loan to Buyer; or

(b) Buyer is unable to sell the Purchased Loan to the Approved Takeout Investor who has issued the Takeout Commitment for any reason; or

(c) the Purchased Loan is not an Eligible Mortgage Loan; or

(d) any of Seller’s representations or warranties set forth herein applicable to the Purchased Loan are determined by Buyer to be untrue in any respect as of the Purchase Date for the Purchased Loan, then Buyer may require Seller to repurchase the affected Purchased Loan by the delivery to Seller of a Buyer’s Repurchase Request.

Seller unconditionally and irrevocably agrees to repurchase each such Purchased Loan identified on a Buyer’s Repurchase Request One (1) Business Day after Seller’s receipt of Buyer’s Repurchase Request by the payment of the Repurchase Price on such day in the form of cash by federal wire transfer (same day) funds to Buyer. Such repurchase shall be on a whole-loan, servicing-released basis without recourse, representation or warranty of Buyer, at the Repurchase Price.

Section 4.03 RE-ASSIGNMENT. Effective on the date of payment by Seller to Buyer of the Repurchase Price for a Purchased Loan, Buyer hereby sells, assigns and transfers to Seller, all of Seller’s right, title and interest in and to the Purchased Loan identified in the applicable repurchase request (including the Mortgage Assets relating thereto). The assignment by Buyer under this Section 4.03 is without recourse, representation or warranty to Buyer; provided that Buyer represents that the Purchased Loan is free of any Lien created by, through or under Buyer and Buyer has not transferred the Purchased Loan to any other Person.

Section 4.04 NOTE SHIPMENT TO APPROVED TAKEOUT INVESTORS. Provided that no Default or Event of Default exists, if Seller desires that Buyer send a Mortgage Note to facilitate the sale of the Purchased Loans to the applicable Approved Takeout Investor under the applicable Takeout Commitment, rather than to Seller directly in connection with its repurchase of the related Purchased Loans, then Seller shall prepare and send to Buyer shipping instructions to instruct Buyer when and how to send such Mortgage Note to such Approved Takeout Investor. If shipping instructions are received by Buyer before 2:00 p.m. (Phoenix, Arizona Time) of any Business Day, Buyer will ship such Mortgage Note under a Bailee letter in form and substance reasonably satisfactory to Buyer (the “Bailee Letter”) to the applicable Approved Takeout Investor on the same Business Day, otherwise Buyer will ship the documents the next Business Day following receipt of shipping instructions. Under the Bailee Letter delivered thereunder, Takeout Proceeds for each Purchased Loan are required to be sent to

Buyer. Buyer shall deduct the Repurchase Price for each Purchased Loan from the Takeout Proceeds. If the Takeout Proceeds of any such sale of such Purchased Loans are insufficient to cover the aggregate Repurchase Prices for such Purchased Loans, Seller will pay to Buyer the amount of any such deficiency on the Settlement Date in the form of cash by federal wire transfer (same day) funds to Buyer. If the Takeout Proceeds of any such sale of such Purchased Loans are greater than the sum of the aggregate Repurchase Prices for such Purchased Loans (the positive difference herein referred to as the “Remaining Proceeds”), Buyer shall pay to Seller, as additional consideration for Seller’s sale of such Purchased Loans to Buyer and to compensate Seller for the servicing obligations under this Article VIII, the Remaining Proceeds within two (2) Business Days of the Settlement Date.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.01 INITIAL PURCHASE. Buyer’s obligation to enter into the initial Transaction hereunder, is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller any fees and expenses then due and payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer in form and substance:

(a) Documents. The Repurchase Documents (including, but not limited to, this Agreement, each Guaranty Agreement, the MERS Agreement, the Power of Attorney and the Compliance Certificate) shall be duly executed, issued and/or delivered by the parties thereto and delivered to Buyer.

(b) Authorization. Buyer shall have received such documents and certificates as Buyer or its counsel may reasonably request relating to the organization, existence and good standing of each Seller Party, the authorization of the transactions contemplated by the Repurchase Documents and any other legal matters relating to Seller Parties, the Repurchase Documents or the transactions contemplated thereby, all in form and substance satisfactory to Buyer and its counsel.

(c) Fees and Expenses. Buyer shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by Seller under the Repurchase Documents.

(d) UCC Matters. Buyer shall have received: (i) the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to Seller in the jurisdiction in which Seller is organized and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Buyer that any Liens reflected thereon encumbering any of the Purchased Loans or other property sold to Buyer hereunder have been released; and (ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by Buyer to be filed, registered or recorded to create or perfect the Liens intended to be created under this Agreement and to otherwise protect or perfect Buyer’s interests in the Purchased Loans.

(e) Insurance. Seller shall have delivered to Buyer evidence that Seller has added Buyer as an additional loss payee under its Fidelity Insurance and copies thereof.

(f) Other Documents. Seller shall have delivered to Buyer such other documents as Buyer may reasonably request.

Section 5.02 CONDITIONS TO ALL PURCHASES. All purchases of Mortgage Loans by Buyer are subject to the satisfaction of the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(b) Representations and Warranties True. Both immediately prior to the Transaction and also after giving effect thereto the representations and warranties made by Seller in Sections 6.01 and 6.02 hereof, shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific earlier date).

(c) Files Marked; Files and Records Owned by Buyer. Seller shall, at its own expense, on or prior to each Purchase Date, indicate in its files that the Mortgage Loans sold to Buyer on such Purchase Date have been sold, assigned and transferred to Buyer pursuant to this Agreement. Further, Seller hereby agrees that the computer files and other physical records of the Mortgage Loans maintained by Seller will bear an indication reflecting that the Mortgage Loans have been sold, assigned and transferred to Buyer pursuant to this Agreement.

(d) Purchase Decision. Buyer shall have determined in its sole discretion to purchase the Mortgage Loan hereunder.

(e) Other Documents. Seller shall have delivered to Buyer such other documents as Buyer may reasonably request.

Each Purchase Request shall be deemed to constitute a representation and warranty by Seller on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.01 GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants that, as of the date hereof and as of each Purchase Date (except for the representations and warranties contained in Sections 6.01(c) through (h), which shall be true and correct at all times):

(a) Organization and Authority. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Seller is not operating under any type of agreement or order (including, without limitation, a supervisory agreement, memorandum of understanding, cease and desist order, capital or supervisory directive, or consent decree) with or by the Consumer Financial Protection Bureau or any other applicable regulatory authority, and Seller is in compliance with any and all capital, leverage and other financial requirements imposed by any applicable regulatory authority. Seller has obtained all licenses and effected all registrations required under all applicable local, state and federal laws, regulations and orders by virtue of any of the activities conducted, or property owned, by it.

(b) Authority. Seller has all requisite power and authority to execute and deliver the Repurchase Documents, to perform in accordance with each of the terms thereof, and to enter into and consummate all transactions contemplated by the Repurchase Documents. Seller has duly executed and delivered the Repurchase Documents.

(c) No Conflicts. Neither the execution and delivery of any of the Repurchase Documents, the acquisition and/or making of each Mortgage Loan by Seller, the sale of each Mortgage Loan to Buyer, the consummation of the other transactions contemplated by the Repurchase Documents nor any other fulfillment of or compliance with the terms and conditions of any Repurchase Document will conflict with or result in a breach or violation of: (i) any of the terms, conditions or provisions of any of the Seller’s organizational documents, (ii) any law, rule, regulation, order, judgment or decree to which Seller or any of its property is subject; or (iii) any agreement or instrument to which Seller is now a party or by which it is bound (including, without limitation, any Takeout Commitment or Sale Agreement).

(d) No Consent Required. No consent, approval, authorization, order or review by or on behalf of any Person, court, authority or agency, governmental or otherwise, is required for the execution and performance by Seller of, or compliance by Seller with, any Repurchase Document.

(e) No Litigation Pending. There is no action, suit, proceeding, inquiry, review, audit or investigation pending or threatened against Seller or Seller Parties: (i) that could reasonably be expected to have any Material Adverse Effect; (ii) which would draw into question the validity of any Mortgage Loan or enforceability of any Mortgage Documents; or (iii) which would be likely to materially impair the ability of Seller to perform its Obligations under any Repurchase Document.

(f) Compliance with Laws and Agreements. Seller is in material compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments (including, without limitation, each Sale Agreement and each Takeout Commitment) binding upon it or its property.

(g) Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of Seller to Buyer in connection with this Agreement or any other Repurchase Document or delivered hereunder or thereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Name; Locations; Organizational Identification Numbers. Seller’s exact legal name is set forth in the preamble of this Agreement and Seller does not do business under any other names. Seller is the type of entity specified in the preamble of this Agreement and is organized under the laws of its State of Organization. Within the last four completed calendar months prior to the date hereof, Seller has not had any other chief executive office or jurisdiction of organization. Seller is a registered organization and its organizational identification number issued by its State of Organization and federal employee tax identification number provided to Buyer are accurate and correct.

Section 6.02 REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING EACH MORTGAGE LOAN. Seller hereby represents and warrants as to each Mortgage Loan sold hereunder, that:

(a) Title and Encumbrances. Seller has good title to, and is the sole owner of, the Mortgage Loan. The sale and assignment of the Mortgage Loan contemplated by this Agreement validly transfers the Mortgage Loan to Buyer free and clear of any Lien or any other encumbrance.

(b) Underwriting, Origination and Servicing. Except as expressly otherwise permitted in Schedule 3, the Mortgagor has a credit score of at least 620, issued by an institution acceptable to Buyer and the Mortgage Loan otherwise complies with the Investor Requirements. The Mortgage Loan has been underwritten, originated and serviced in compliance with: (i) all of the Investor Requirements (including, without limitation, those of Fannie Mae, GNMA or Freddie Mac), (ii) Seller’s underwriting standards and procedures; and (iii) all other applicable law, rules, regulations and guidelines. The underwriting, origination and servicing of the Mortgage Loan has been in all respects legal, proper, prudent and customary, and has conformed to customary standards of the residential mortgage origination and servicing business. Without limiting the generality of the foregoing, all federal and state laws, rules and regulations applicable to the Mortgage Loan have been complied with (including, without limitation, the following: the Real Estate Settlement Procedures Act; the Flood Disaster Protection Act; the Federal Consumer Credit Protection Act, the Truth–in–Lending and Equal Credit Opportunity Acts, statutes, rules or regulations governing fraud, lack of consideration, unconscionability, consumer credit transactions and interest charges) and all consumer disclosures have been properly and timely given to Mortgagor and any guarantor.

(c) Proper Licensing and Qualification. All parties which have had any interest in the Mortgage Documents, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were): (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) organized under the laws of such state, or qualified to do business in such state, or a federal savings and loan association or national bank having its principal offices in such state, or not doing business in such state so as to require qualification as a foreign entity in order to use the courts of such state to enforce the Mortgage Documents.

(d) No Defenses to Sale. The sale of the Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of this Agreement, or the exercise of any right hereunder, render the sale unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto.

(e) Terms of Mortgage Documents. Each Mortgage Document contains customary and enforceable provisions which render the rights and remedies of the holder adequate to the benefits of the security against the Mortgaged Property, including: (i) in the case of a Mortgage Document designed as a deed of trust, by trustee’s sale, (ii) by summary foreclosure, if available under applicable law, and (iii) otherwise by foreclosure, and there are no homestead or other exemptions of dower, courtesy or other rights or interests available to the Mortgagor or the Mortgagor’s spouse, survivors or estate, or any other Person that would, or could, interfere with such right to sell at a trustee’s sale or right to foreclose, except for those arising by operation of law. To the extent necessary to protect the interests of the holder of the Mortgage Note and the Mortgage Documents, and as permitted by applicable law, both spouses are signatories on, and jointly and severally liable under, the Mortgage Note and the Mortgage Documents.

(f) Enforceability. The Mortgage Loan is a binding and valid obligation of the Mortgagor thereon, in full force and effect and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar terms affecting creditor’s rights in general and by general principles of equity. The Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Seller, and all information set forth in the Mortgage Documents is true and correct.

(g) No Default under or Defenses to the Mortgage Loan. The Mortgage Loan is free of any default of any party thereto (including Seller), counterclaims, offsets and defenses, including the defense of usury, and not subject to any right of rescission, cancellation or avoidance, and all right thereof, whether by operation of law or otherwise. The Mortgagor is not in bankruptcy, no lawsuit or other proceeding has been filed against the Mortgagor with respect to the Mortgage Loan and the Mortgage Loan is not subject to any foreclosure or similar proceeding.

(h) Entire Agreement. Where required, the Mortgage Documents have been prepared by a licensed attorney and have not been modified or amended in any respect not expressed in writing therein and the Mortgage Loan is free of any concessions or understandings with the Mortgagor thereon of any kind not expressed in writing in the Mortgage Documents. Without limiting the generality of the forgoing, Seller has not made arrangements with the Mortgagor for any payment forbearance or future refinancing with respect to the Mortgage Loan except to the extent provided in the related Mortgage Documents.

(i) Takeout Commitment. An Approved Takeout Investor has committed to purchase the Mortgage Loan pursuant to a Takeout Commitment for an amount which will not be less than the Repurchase Price which is in full force and effect and is valid binding and enforceable except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar terms affecting creditor’s rights in general and by general principles of equity. The Mortgage Loan may be sold to the Approved Takeout Investor under the Takeout Commitment after its purchase by Buyer hereunder.

(j) Status of Payments. All advance payments and other deposits on the Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Seller to the Mortgagor, and there have been no prepayments.

(k) Maturity and Interest Rate. The Mortgage Loan matures no later than thirty (30) years after the Purchase Date, the principal amount of the Mortgage Loan will amortize over the term of the Mortgage Loan and is repayable in equal monthly installments of principal and interest.

(l) Appraisal. The appraisal made with respect to the Mortgaged Property was made by an appraiser who is licensed or certified as appropriate under applicable state law and meets the minimum qualifications for appraisers required by Buyer and the Investor Requirements.

(m) Collateral. The Mortgage Loan is secured by a first lien on Mortgaged Property consisting of a completed Single Family Dwelling which is not used for commercial purposes and which is not under construction or other renovation. There are no delinquent taxes, insurance premiums, water, sewer and municipal charges, governmental assessments or any other outstanding charges affecting the Mortgaged Property. The Mortgaged Property is free of damage and in good repair, is free from toxic materials or other environmental hazards, no notice of condemnation has been given with respect to the Mortgaged Property and the Mortgaged Property is in compliance with local, state or federal laws or regulations designed to protect the health and safety of the occupants of the Mortgage Property. All improvements included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries, the building restriction lines and the setback lines of the Mortgaged Property, and no improvements or structures of any kind on adjoining properties encroach upon the Mortgaged Property. If the Mortgage is a deed of trust, a trustee duly qualified under applicable law to serve as such is properly named, designated and serving. Except in connection with a trustee’s sale after default by the Mortgagor, no fees or expenses are or will become payable by Seller or Buyer to the trustee under any such deed of trust.

(n) Closing; Future Purchases. The Mortgage Loan has been closed less than seven (7) calendar days prior to the Purchase Date of such Mortgage Loan in accordance with this Agreement and there is no requirement for future advances thereunder.

(o) Title Policy. A commitment or policy for title insurance, in the form and amount required by the Sale Agreement, Takeout Commitment and the other Investor Requirements is in effect as of the closing of the Mortgage Loan, is valid and binding, and remains in full force and effect. No claims have been made under such title insurance policy and no holder of the related mortgage, including Seller, has done or omitted to do anything which would impair the coverage of such title insurance policy. As to each Mortgage Loan secured by a Mortgaged Property located in Iowa, and if an American Land Title Association (ALTA) policy of title insurance has not been provided, an attorney’s certificate, in the form and amount required by this Agreement, duly delivered and effective as of the closing of each such Mortgage Loan, is valid and binding, and remains in full force and effect.

(p) Mortgage Insurance. If required by the Sale Agreement, the Takeout Commitment, or any other Investor Requirements, primary mortgage insurance has been obtained, the premium has been paid, and the mortgage insurance coverage is in full force and effect meeting the requirements of the Investor Requirements.

(q) Casualty and Flood Insurance. The Mortgaged Property covered by the Mortgage Loan is insured against loss or damage by fire and all other hazards normally included within standard extended coverage in accordance with the provisions of the Mortgage Loan with Seller named as a loss payee thereon. The improvements upon the Mortgaged Property are insured against flood if required under the National Flood Insurance Act of 1968, as amended. The Mortgage Documents require the Mortgagor to maintain such casualty and if applicable, flood insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage Documents to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefore from the Mortgagor.

(r) Third Party Guaranty or Insurance. If the Mortgage Loan is insured or guaranteed by FHA, Fannie Mae, GNMA, or some other governmental related entity, such insurance or guaranty is in full force and effect and no action has been taken or failed to be taken which has resulted or will result in an exclusion from, denial of, or defense to, coverage under any such insurance or guarantee.

(s) MERS. If the Mortgage Loan is registered on the MERS(R) System, Seller has entered the name of Buyer in the “Interim Funder” category of such system with respect to such Mortgage Loan.

(t) Third Parties in Possession. No third party Person other than the applicable title company or the applicable County Recorder’s Office has possession of any of the Mortgage Documents.

ARTICLE VII.

COVENANTS OF SELLER

Seller further covenants and agrees with Buyer as follows:

Section 7.01 FURTHER ASSURANCES. Seller will, at its expense as from time to time reasonably requested by Buyer, promptly execute and deliver all further instruments, agreements, filings and registrations, and take all further action, in order to confirm and validate this Agreement and Buyer’s rights and remedies hereunder, or to otherwise give Buyer the full benefits of the rights and remedies described in or granted under this Agreement and the other Repurchase Documents. Seller hereby authorizes Buyer to file such UCC financing statements as Buyer may deem necessary naming Seller as debtor and describing the sale of Purchased Loans hereunder.

Section 7.02 NAME CHANGE. At least ten (10) Business Days prior to making any change in its name, identity, jurisdiction of organization or organizational structure which would make any financing statement or continuation statement filed in accordance with this Agreement seriously misleading, Seller shall give Buyer written notice thereof. Upon receipt of such notice, Buyer is authorized to file such UCC financing statements or amendments to existing UCC financing statements as Buyer may deem necessary in connection with any such change.

Section 7.03 TRANSFER TAXES. In the event that Buyer receives actual notice of any Transfer Taxes arising out of the transfer, assignment and conveyance of the Mortgage Loans on written demand by Buyer or upon Seller’s otherwise being given notice thereof by Buyer, Seller shall pay, indemnify, and hold harmless Buyer for, from and against, on an after-tax basis, any and all such Transfer Taxes (it being understood that Buyer shall have no obligation to pay such Transfer Taxes).

Section 7.04 FINANCIAL STATEMENTS AND REPORTS. Seller shall furnish to Buyer, in form and detail reasonably satisfactory to Buyer, the financial statements and reports set forth on Schedule 4.

Section 7.05 NOTICES OF MATERIAL EVENTS. Seller will furnish to Buyer prompt written notice of the following:

(a) the occurrence of any default or any event of default under any Mortgage Loan;

(b) the discovery that Seller’s representations and warranties applicable to any Mortgage Loan are untrue in any respect;

(c) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting Seller or any Mortgage Loan; and

(d) any other development that results in, or could reasonably be expected to result in, a material adverse effect on any Purchased Loan or the ability of Seller to fulfill its obligations hereunder.

Each notice delivered under this Section shall be accompanied by a statement of a financial officer or other executive officer of Seller setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.06 INSURANCE AND GUARANTEES. Seller will cooperate fully and in a timely manner with Buyer in connection with: (i) the filing of any claims with an insurer or guarantor or any agent of any insurer or guarantor under any insurance policy or guaranty affecting a Mortgagor or any of the Mortgaged Property; (ii) supplying any additional information as may be requested by Buyer or any such agent or insurer in connection with the processing of any such claim; and (iii) the sale of any Mortgage Loan under a Takeout Commitment. Seller shall take all such actions as may be reasonably requested by Buyer to protect the rights of Buyer in and to any proceeds under any and all of the foregoing insurance policies and Takeout Commitments. Seller shall not take or cause to be taken any action which would impair the rights of Buyer in and to any proceeds under any of the foregoing insurance policies or Takeout Commitments.

Section 7.07 BOOKS AND RECORDS; INSPECTION AND AUDIT RIGHTS. Seller will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including Seller’s underwriting of each Mortgagor, Seller’s servicing of the Purchased Loans and the other transaction contemplated by the Repurchase Documents. Seller will permit any representatives designated by Buyer (including Buyer’s auditors and governmental examiners), upon no less than 5 Business Days’ prior notice, no more frequently than annually unless Seller is in default under the Repurchase Documents, to visit during normal business hours, inspect and audit its books and records, and to discuss the transactions contemplated by any Repurchase Documents with its officers and employeeswho are subject to the confidentiality provisions of this Agreement.

Section 7.08 COMPLIANCE WITH LAWS AND AGREEMENTS. Seller will comply with: (a) all laws, rules, regulations and orders of any governmental authority applicable to it or its property; (b) each Sale Agreement, each Takeout Commitment and all other requirements of all Approved Takeout Investors who have committed to purchase Mortgage Loans purchased by Buyer hereunder; and (c) all other agreements binding upon it or its property.

Section 7.09 LIENS. Seller will not create, incur, assume or permit to exist any Lien on any Mortgage Loan or any Mortgage Property except as contemplated by this Agreement.

Section 7.10 EXISTENCE; CONDUCT OF BUSINESS. Seller will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

Section 7.11 FINANCIAL COVENANTS. Seller covenants and agrees that, until the satisfaction and payment in full of all of the Obligations of Seller to Buyer, Seller will comply with each of the financial covenants set forth on Schedule 4.

ARTICLE VIII.

SERVICING OF THE MORTGAGE LOANS

Section 8.01 SERVICING. Upon payment of the Purchase Price for a Purchased Loan, Buyer shall own each Purchased Loan, all rights to service such Purchased Loan, all Servicer Files and Mortgage Documents for such Purchased Loan and all derivative information created by Seller or other third party used or useful in servicing such Purchased Loan. As a condition of purchasing a Mortgage Loan, Buyer may require Seller to service such Mortgage Loan as subservicer for Buyer for a term of thirty (30) days, which is renewable as provided in Section 8.05 below. Seller (or a sub-subservicer approved by Buyer) shall service and administer such Purchased Loan on behalf of Buyer in accordance with prudent Mortgage Loan servicing standards and procedures generally accepted by prudent buyers in the mortgage banking industry and in accordance with the Investor Requirements, provided that Seller shall at all times comply with the Investor Requirements, applicable law, the terms of the related Mortgage Documents and the requirements of any applicable insurer or guarantor. At the request and in accordance with the directions of Buyer, Seller shall deliver to Buyer copies of any Servicer Files in its possession within three (3) Business Days of such request by Buyer.

Section 8.02 PAYMENTS ON PURCHASED LOANS. Seller shall endeavor to collect or cause to be collected, as and when due, any and all amounts owing under each Purchased Loan. Collections received in respect of the Purchased Loans shall be deposited into the Settlement Account and held in trust for the Buyer as the owner of such amounts until the Settlement Date.

Section 8.03 SALE OF PURCHASED LOANS TO APPROVED TAKEOUT INVESTORS. To facilitate the sale of the Purchased Loans to the applicable Approved Takeout Investor under the applicable Takeout Commitment, but subject to the provisions of Section 4.04 hereof, Buyer hereby appoints Seller as its agent and authorizes Seller to take only such actions on its behalf as are necessary to sell each Purchased Loan to the applicable Approved Takeout Investor under the related Takeout Commitment. Seller agrees to take such action as is necessary to sell each Purchased Loan under the applicable Takeout Commitment to the applicable Approved Takeout Investor in Seller’s own name. Subject to the provisions of Section 4.04 hereof, Seller agrees to execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under the Investor Requirements, or which Buyer may reasonably request, to effectuate the sale of each Purchased Loan to the applicable Approved Takeout Investor all at its own expense.

Section 8.04 MODIFICATIONS. Without the prior written consent of Buyer, Seller shall not: (a) agree to any compromise, settlement, amendment or other modification of any of the Mortgage Documents for any Purchased Loan; (b) release, in whole or in part, any Mortgagor or other Person liable for payment on any Purchased Loan; or (c) release any Lien, guaranty or other supporting obligation securing any Purchased Loan.

Section 8.05 TERMINATION OF INTERIM SERVICING RIGHTS. Seller’s rights and obligations to service each Purchased Loan as provided in this Agreement, shall terminate on the earlier of the related Settlement Date or the date which is thirty (30) calendar days following written notice by Buyer to Seller. If any Default occurs at any time, Seller’s rights and obligations to service the Purchased Loan(s), as provided in this Agreement, shall at Buyer’s election, terminate immediately upon notice or action by Buyer. Upon any such termination, Buyer is hereby authorized and empowered to sell and transfer such rights to service the Purchased Loan(s) for such price and on such terms and conditions as Buyer shall reasonably determine, and Seller shall have no right to attempt to sell or transfer such rights to service. Seller shall perform all acts and take all actions so that the Purchased Loan(s) and all files and documents relating to such Purchased Loan(s) held by Seller, together with all escrow amounts relating to such Purchased Loan(s), are delivered to the Successor Servicer or as Buyer shall otherwise direct. To the extent that the approval of any Third Party Underwriter or any other insurer or guarantor is required for any such sale or transfer, Seller shall fully cooperate with Buyer to obtain such approval. All amounts paid by the purchaser of such rights to service the Purchased Loan(s) shall be the property of Buyer.

Section 8.06 TRANSFER TO SUCCESSOR SERVICER. Each Purchased Loan delivered to Buyer hereunder shall be delivered on a servicing released basis free of any servicing rights in favor of Seller and free of any title, interest, lien, encumbrance or claim of any kind of Seller and Seller hereby waives its right to assert any interest, lien, encumbrance or claim of any kind. Upon transfer of such servicing rights to any Successor Servicer, Seller shall deliver or cause to be delivered all files and documents relating to each Purchased Loan held by Seller to Successor Servicer or as Buyer shall otherwise direct. Seller shall promptly take such actions and furnish to Buyer such documents that Buyer deems necessary or appropriate to enable Buyer to cure any defect in each such Purchased Loan or to enforce such Purchased Loans, as appropriate.

Section 8.07 SERVICING RELEASED. For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Loans provided that Seller shall continue to service the Purchased Loans hereunder as part of its Obligations hereunder. As such, Seller expressly acknowledges that the Purchased Loan are sold to Buyer on a “servicing released” basis.

ARTICLE IX.

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occur, Buyer, shall have the rights set forth in Article 10, as applicable:

Section 9.01 PAYMENT FAILURE. Seller shall default in the payment (a) of any Price Differential, Purchase Price Haircut or Repurchase Price, or of any other sum which has become due and payable under the terms hereof, for a period of five (5) days or greater, or (b) on the Termination Date of the aggregate Repurchase Price for all Purchased Loans.

Section 9.02 BREACH OF COVENANTS. Seller shall fail to observe or perform any term, covenant or agreement contained in this Agreement or any other Repurchase Document), and such failure to observe or perform shall continue un-remedied for a period of five (5) Business Days; or

Section 9.03 REPRESENTATION AND WARRANTY BREACH. Any representation or warranty made by Seller in connection with this Agreement or contained herein is inaccurate or incomplete in any respect on or as of the date made or hereafter becomes untrue.

Section 9.04 JUDGMENTS. A judgment or judgments for the payment of money in excess of $250,000.00 in the aggregate shall be rendered against any Seller Party or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and such Seller Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 9.05 EVENT OF INSOLVENCY. An Event of Insolvency shall have occurred with respect to a Seller Party or any Affiliate.

Section 9.06 ENFORCEABILITY. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any party thereto (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.

Section 9.07 LIENS. Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer); or at least one of the following fails to be true (A) the Mortgage Assets shall have been sold to Buyer, or (B) the Liens contemplated hereby are first-priority, perfected Liens on any Mortgage Assets in favor of Buyer or shall be Liens in favor of any Person other than Buyer.

Section 9.08 MATERIAL ADVERSE EFFECT. Buyer shall have reasonably determined that a Material Adverse Effect has occurred.

Section 9.09 CHANGE OF CONTROL. A Change of Control of any Seller Party shall have occurred.

Section 9.10 CESSATION OF BUSINESS. Seller shall terminate its existence or suspend or discontinue their business.

Section 9.11 BUSINESS CONDITION. A change occurs, or is reasonably likely to occur, in the business condition (financial or otherwise), operations, properties or prospects of Seller, or the ability of Seller to pay amounts owed to Buyer under the Repurchase Documents which could reasonably be expected to have a Material Adverse Effect.

Section 9.12 OTHER DEBT. Seller or any Guarantor shall default in the due and punctual payment of the principal of or the interest, on any debt (other than the Transactions made hereunder) with Buyer, secured or unsecured, or in the due performance or observance of any covenant or condition of any agreement executed in connection therewith, and such default shall have continued beyond any period of grace or cure provided with respect thereto. Seller shall default in the due and punctual payment of the principal of or the interest, on any debt to any third party, secured or unsecured, or in the due performance or observance of any covenant or condition of any agreement executed in connection therewith, and such default shall have continued beyond any period of grace or cure provided with respect thereto.

ARTICLE X.

REMEDIES

Section 10.01 EXERCISE OF REMEDIES. If an Event of Default occurs, Buyer may exercise the following rights and remedies in its sole discretion:

(a) By written notice (which may be delivered via email, telecopy, overnight mail, regular mail or any other method selected by Buyer in its sole discretion) to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Any written notice given by Buyer hereunder shall be deemed to have been received by Seller immediately upon such notice having been sent by Buyer to Seller’s address, fax number or email address, as the case may be, specified on the signature page hereof.

(b) If Buyer exercises or is deemed to have exercised the option referred to in subsection (a) of this Section,

(i) Seller’s obligations in such Transactions to repurchase all Purchased Loans, at the Repurchase Price therefore on the Repurchase Date determined in accordance with subsection (a) of this Section, shall thereupon become immediately due and payable, and all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder;

(ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount accrued by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to Section 10.02, and (ii) any proceeds from the sale of Purchased Loans applied to the Repurchase Price pursuant to Section 10.03; and

(c) By written notice (which may be delivered via email, telecopy, overnight mail, regular mail or any other method selected by Buyer in its sole discretion) to Seller, the Repurchase Price for each Transaction hereunder shall be deemed to be due and payable on each Repurchase Date therefor. Any written notice given by Buyer hereunder shall be deemed to have been received by Seller immediately upon such notice having been sent by Buyer to Seller’s address, fax number or email address, as the case may be, specified on the signature page hereof.

Section 10.02 POSSESSION OF FILES. Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of all files of Seller relating to the Purchased Loans and the Repurchase Assets and all documents relating to the Purchased Loans which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Repurchase Documents.

Section 10.03 SALE OF PURCHASED LOANS. At any time on the Business Day following notice to Seller (which notice may be the notice given under Section 10.01(a) of this Section), in the event Seller has not repurchased all Purchased Loans, Buyer may immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Loans and the Repurchase Assets, on a servicing released basis, and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder. Buyer may be a purchaser of any Purchased Loan at any public or private sale and Buyer shall be entitled, for the purpose of bidding or making settlement or payment of the purchase price for all or portion of the Purchased Loan sold at any such sale to credit amounts owed to Buyer to such sale amount. The proceeds of any disposition of Purchased Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by Buyer in connection with Seller’s default; second to the Repurchase Price; and third to any other outstanding Obligations of Seller.

Section 10.04 LIABILITY OF SELLER. Seller shall be liable to Buyer for (i) the amount of all legal or other expenses (including, without limitation, all reasonable costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of a Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of a Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of a Default in respect of a Transaction.

Section 10.05 CUMULATIVE RIGHTS. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

Section 10.06 REMEDIES NON-EXCLUSIVE. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in Sections 10.01(a) and 10.03, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

Section 10.07 ENFORCEMENT. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of non-judicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Section 10.08 LIABILITY FOR ADDITIONAL AMOUNTS. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 10.08 shall be at a rate equal to the Post-Default Rate.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.01 OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement shall not be affected by reason of any invalidity illegality or irregularity of any Purchased Loan.

Section 11.02 AMENDMENT. This Agreement may be amended, restated or supplemented from time to time only by a written agreement duly executed and delivered by Seller and Buyer.

Section 11.03 WAIVERS. No failure or delay on the part of Buyer in exercising any power, right or remedy under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. Any waiver of the terms and provisions hereof must be in writing and consented to in writing by Buyer.

Section 11.04 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or mailed by first-class registered or certified mail, postage prepaid, or by telephonic facsimile transmission or electronic mail, to any party at its address shown on the signature pages of this Agreement or at such other address as may be designated by it by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.05 SURVIVAL. The respective agreements (including without limitation, the agreements of Seller contained in Sections 11.09 and 11.10), representations, warranties and other statements by Seller set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive each Purchase Date.

Section 11.06 HEADINGS. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 11.07 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its principles of conflict of laws.

Section 11.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF copy by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.09 EXPENSES. Seller shall pay all actual and reasonable out of pocket expenses incurred by Buyer, including the fees, charges and disbursements of outside counsel for Buyer, in connection with: (i) the transaction contemplated by the Repurchase Documents, (ii) the preparation and administration of the Repurchase Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) the enforcement or protection of its rights in connection with any Repurchase Documents, including its rights under this Section provided that, such fees, costs and expenses shall not include any arising out of Buyer’s bad faith, gross negligence, willful misconduct or material breach of this Agreement.

Section 11.10 INDEMNITY. SELLER SHALL INDEMNIFY AND HOLD HARMLESS BUYER, BUYER’S AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS OF BUYER AND ITS AFFILIATES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) FOR, FROM AND AGAINST, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY REPURCHASE DOCUMENT, THE PERFORMANCE BY THE PARTIES TO THE REPURCHASE DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE SALE OF PURCHASED LOANS TO BUYER OR THE APPLICABLE TAKEOUT INVESTOR OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY BREACH OF ANY OF SELLER’S REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY MORTGAGED PROPERTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY MORTGAGED PROPERTY, (IV) ANY BREACH OF ANY REPRESENTATIONS OR WARRANTIES PROVIDED TO AN APPROVED TAKEOUT INVESTOR IN CONNECTION WITH THE SALE OF A PURCHASED LOAN UNDER A TAKEOUT COMMITMENT, AND (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. IN NO EVENT WILL SELLER BE LIABLE FOR LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, OR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER SELLER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 11.11 WAIVER OF DAMAGES. Seller shall not assert, and waives, any claim against any Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Repurchase Document or the transactions contemplated thereby.

Section 11.12 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Seller may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Buyer (and any attempted assignment or transfer by Seller without such consent shall be null and void). Buyer may assign or otherwise transfer all or any portion of its rights, titles and interests in and to any Purchased Loan or any Repurchase Document. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 11.13 TERM. This Agreement shall continue until the Maturity Date unless and until terminated as to future transactions (a) by sixty (60) days advance notice signed by Seller or Buyer and delivered to the other in compliance with Section 11.04 hereof, in which event termination will not affect the obligations hereunder and under the Guaranty; or (b) termination shall be immediately effective, without the necessity of a notice from Buyer, upon the occurrence of an Event of Insolvency. Termination will not affect the obligations hereunder and under the Guaranty as to any Purchased Loans purchased prior to the effective date of such termination.

Section 11.14 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 11.15 SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.17 INTENT.

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b) It is understood that either party’s right to liquidate Purchased Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article X hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in FDIA and any rules, orders or policy statements thereunder.

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 11.18 NO FIDUCIARY RELATIONSHIP. The relationship between Seller and Buyer is solely that of buyer and seller, and Buyer has no fiduciary or other special relationship with Seller, and no term or condition of any of the Repurchase Documents shall be construed so as to deem the relationship between Seller and Buyer to be other than that of buyer and seller.

Section 11.19 EQUITABLE RELIEF. Seller recognizes that in the event it fails to pay, perform, observe, or discharge any or all of the obligations under the Repurchase Documents, any remedy at law may prove to be inadequate relief to Buyer. Seller therefore agrees that Buyer, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.20 CONSTRUCTION. Seller and Buyer acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Repurchase Documents with its legal counsel and that the Repurchase Documents shall be construed as if jointly drafted by the parties.

Section 11.21 SET-OFF. In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder to set-off and appropriate and apply against such amount, to the extent permitted by law, any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. The exercise of any such right of set-off shall be without prejudice to Buyer’s right to recover any deficiency.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first written above.

Addresses for Notice:		SELLER

5050 Quorum Drive #700		Redfin Mortgage, LLC, a Delaware limited liability company
Dallas, TX 75254

Attn:	Jason Bateman	By:	/s/ Jason Bateman
Fax:		Name:	Jason Bateman
Email:	Jason.bateman@redfinmortgage.com	Title:	Manager

With a copy to: Redfin Corporation		By:	/s/ Adam Weiner
1099 Stewart St Suite 600 Seattle, WA 98101 Attn: General Counsel		Name: Title:	Adam Weiner Manager

Western Alliance Bank 3033 West Ray Road Chandler, AZ 85226		BUYER
Western Alliance Bank, an Arizona corporation

Attn:	Albert Thuma	By:	/s/ Albert Thuma
Fax:	480-894-4769	Name:	Albert Thuma
Email:	athuma@westernalliancebank.com	Title:	Senior Vice President

Signature Page to Master Repurchase Agreement

SCHEDULE 1

SCHEDULE OF REQUIRED MORTGAGE DOCUMENTS

FOR EACH MORTGAGE LOAN

BUYER RESERVES THE RIGHT TO REQUIRE COPIES OF ANY OF THE FOLLOWING FOR REVIEW PRIOR TO MAKING ANY PURCHASE OF A SPECIFIC MORTGAGE LOAN.:

(a)	Except as permitted in Section 3.01, the original Mortgage Note, which shall be, at Buyer’s election, either (i) accompanied by an Allonge endorsed in blank by Seller and/or any other necessary party, or (ii) without any endorsement thereon, if Buyer has a valid power of attorney for and on behalf of Seller authorizing Buyer to endorse such Mortgage Note for and on behalf of Seller;

(b)	If the original Mortgage Note has not been executed at the time of purchase, then a copy of the Mortgage Note at the time of purchase with the original Mortgage Note to be delivered to Buyer within 5 Business Days of Purchase Date;

(c)	The original or a copy of the Mortgage, including all available Mortgage riders relating to the Mortgage Loan, noting the presence of the MIN of the Mortgage Loan and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan, with the recording information indicated thereon.

(d)	Unless the Mortgage is registered on the MERS System, an original assignment of the Mortgage executed by Seller in blank in recordable form.

(e)	If the Mortgage is registered on the MERS System and notes on its face a MIN, copy of evidence that Seller has recorded Buyer as either “Interim Funder” at time of funding.

(f)	Copy of the complete Fannie Mae Form 1003.

(g)	Copy of the first two (2) pages (including appraised value) of an Appraisal for the Mortgaged Property;

(h)	Copy of Third Party Underwriter’s Certificate evidenced by one of the following: (i) HUD Direct Endorsement Underwriting Certificate, (ii) Fannie Mae Desktop Underwriter approval form, (iii) Freddie Mac Loan Prospector form, or (iv) third-party underwriting approval;

(i)	A copy of the Takeout Commitment.

(j)	copies of verifications of deposit and employment;

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(k)	The name, address, phone and facsimile number of the Escrow Agent, and the name of a contact person with Escrow Agent, and wiring instructions for delivery of a Purchase to the Escrow Agent;

(l)	An originally executed power of attorney appointing Buyer as Seller’s agent for purposes of the endorsement or execution of any documents for the transfer or assignment of the Mortgage Loans;

(m)	If the escrow agent is not the title insurance company, copy of Insured Closing Protection Letter from the title insurance company which will issue the title policy, covering the acts or omissions of the Escrow agent in the settlement process for the subject Mortgage Loan;

(n)	Copy of the title insurance company title commitment to insure the Mortgage Loan;

(o)	Copy of the Closing Disclosure Statement for each Mortgage Loan fully executed by Escrow Agent and the applicable borrower, certified as true and correct by the Escrow Agent;

(p)	Copy of a fully signed “Buydown Agreement” for each Mortgage Loan, if applicable, certified as true and correct by the Escrow Agent; and

(q)	Any other items reasonably requested by Buyer in its sole discretion.

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SCHEDULE 2

APPROVED TAKEOUT INVESTORS

AFR – American Financial Resources, Inc

AIG / Connective Mortgage

AmeriHome

AmeriSave

Astoria Federal

Bank of Manhattan

Black Rock, Inc.

BB&T (used by Utah Mortgage)

Caliber Funding

Cherry Creek Mortgage

Citi Mortgage

CMG Mortgage

Credit Suisse

Ditech (GreenTree/Walter Investments)

Envoy

Ever Bank

Fannie Mae (FNMA)

First Key

5th/3rd Bank

Flagstar

Franklin American Mortgage

Freddie Mac (FHLMC)

Freedom Mortgage

Generation Mortgage

Ginnie Mae (GNMA)

Homebridge (Real Estate Mtg. Network)

Homeward Residential (AHMS)

IMPAC

JP Morgan Chase

Liberty Home Equity

Live Well Financial

M&T Bank

Nationstar Mortgage

NYCB Mortgage

Pacific Union Financial

Penny Mac

PHH

Plaza Home Mortgage

Prospect Mortgage

Provident Funding

Redwood Trust

Shore Mortgage (United Wholesale)

Silvergate

Stearns Lending

Sun Trust

Sun West Mortgage

Texas Capital Bank

The Money Source

Two Harbors

United Security Financial

United Shore

Urban Financial

US Bank

Wells Fargo

WinWater

BUYER RESERVES THE RIGHT, AT ITS SOLE DISCRETION, TO ADD OR DELETE APPROVED INVESTORS FROM THIS SCHEDULE AT ANY TIME.

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SCHEDULE 3 To

MASTER REPURCHASE AGREEMENT

BETWEEN

REDFIN MORTGAGE, LLC, A DELAWARE LIMITED LIABILITY COMPANY

AND

WESTERN ALLIANCE BANK, AN ARIZONA COMPANY

PRICING SCHEDULE - EFFECTIVE DATE 6/15/2017

With Respect to any Purchased Loan, the following Pricing Rates, Purchase Fees, Sublimits, Purchase Price Percentage, and Repurchase Dates for Eligible Mortgage Loans shall apply:
					Repurchase Period (Days from Applicable Purchase Date)
Sublimits	Purchase Fee	Sublimit	Purchase Price Percentage	Pricing Rate	0-60 Days	61-90 Days	91 Days (1)
Conforming Mortgage Loans	$50.00	100%	98%	Rate	Index Rate + 3.00%	Index Rate + 4.00%	Index Rate + 6.00%
				Minimum Rate	3.75%	4.75%	6.75%
Conforming Non-Owner Occupied Loans	$50.00	30%	98%	Rate	Index Rate + 3.00%	Index Rate + 4.00%	Index Rate + 6.00%
				Minimum Rate	3.75%	4.75%	6.75%
Eligible Jumbo & Super Jumbo Loans	$50.00	40%	98%	Rate	Index Rate + 3.00%	Index Rate + 4.00%	Index Rate + 6.00%
				Minimum Rate	3.75%	4.75%	6.75%

				Pricing Rate	0-30 Days	31-59 Days	60-90 Days	91 Days (1)
Non-Qualified Mortgage Loans	$50.00	20%	95%	Rate	Index Rate + 3.25%	Index Rate + 3.25%	Index Rate + 4.25%	Index Rate + 6.25%
				Minimum Rate	3.75%	3.75%	4.75%	6.75%
FNMA/FHLMC HARP 2.0 Loans	$50.00	20%	95%	Rate	Index Rate + 3.00%	Index Rate + 3.00%	Index Rate + 4.00%	Index Rate + 6.00%
				Minimum Rate	3.75%	3.75%	4.75%	6.75%

				Pricing Rate	0-90 Days	91 Days (1)
Eligible State Bond Loans	$50.00	10%	90%	Rate	Index Rate + 3.00%	Index Rate + 6.00%
				Minimum Rate	3.75%	6.75%
Escrow Holdback Loans	$50.00	15%	90%	Rate	Index Rate + 3.00%	Index Rate + 6.00%
				Minimum Rate	3.75%	6.75%

(1) - After Repurchase Period, Default Interest Rates may apply.

Other Transaction Fees: With respect to this Agreement, the Seller shall pay to the Buyer each of the following amounts (other “Transaction Fees”):

a)	Repurchase Facility Origination Fee: $0.00
b)	Loan Wire Fee: $0.00 for each Purchased Loan
c)	$50.00 a day will be assessed on any Purchased Loan with respect to which Buyer is not in receipt of the original Mortgage Note evidencing such Purchased Loan within five (5) Business days of the Purchase date. This fee will be assessed daily until the original Mortgage Note evidencing such Purchased Loan is received by Buyer.
d)	Non-Utilization Fee as stated in Section 3.07 is waived for the first 180 days from the effective date

Borrower’s Initial:	JB

WAB Initial:	AT

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As used in this Schedule 3, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of such terms, and in each case, as reasonably determined by Buyer from time to time):

“Agency” means any of GNMA, Fannie Mae, Freddie Mac, HUD, FHA or VA, or any other governmental agency which now or hereafter purchases mortgage loans.

“Conforming Mortgage Loans” means a conventional 1-to-4 family residential, 1st lien mortgages that fully conform to all underwriting and documentation requirements of FNMA, FHLMC, or FHA/VA.

“Conforming Non-Owner Occupied Loan” means a Conforming Mortgage Loan secured by a property other than the mortgagor’s primary residence that conforms to all underwriting and documentation requirements of FNMA and FHLMC.

“Conventional Mortgage Loan” means a Mortgage Loan, other than an FHA Loan or VA Loan, which complies with all applicable requirements for purchase under the Fannie Mae or Freddie Mac standard form of conventional mortgage purchase contract.

“Eligible Jumbo & Super Jumbo Mortgage Loan” means a Mortgage Loan secured by a 1-to-4 family residential, 1st lien mortgage with a principal loan balance >417,000; > $625,500 in California. Approved investor commitment required before funding. Maximum loan balance of $2MM and must have a minimum FICO of 700.

“Eligible State Bond Loan” means High LTV Eligible State Bond Program will be allowed up to a Maximum CLTV of 105%.

“Escrow Holdback Loan (203K)” means an otherwise Conforming Mortgage Loan, however including a holdback provision for construction completion not to exceed $50M (typically 203K type loans).

“FHA Loan” means a Mortgage Loan, payment of which is partially or completely insured by the FHA under the National Housing Act or Title V of the Housing Act of 1949 or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

“FNMA/FHLMC HARP 2.0 Loan” means LTV ≤ 125% if Seller Servicer approved, otherwise LTV allowed ≤ 110%. Loans must be underwritten by automated DU system or have approved investor commitment. DTI ≤45%, FICO ≥ 680. Primary occupied and second homes only.

“Minimum Rate” means, with respect to any Purchased Loan, the minimum rate per annum applicable to such Purchased Loan as set forth in this Schedule 3.

“Non-Qualified Mortgage Loan” means a Mortgage Loan outside regulatory interest rate or ability to pay parameters (43% DTI) and are not Safe Harbor Loans. Approved investor non-delegated commitment required before funding. Non-Qualified Mortgage Loans have also following limits: FICO ≥ 680 and LTV ≤ 80%, LTV > 80% with full MI coverage. DTI ≤ 50%.

4-2

“VA Loan” means a Mortgage Loan, payment of which is partially or completely guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

SCHEDULE 4

FINANCIAL COVENANTS AND ADDITIONAL DEFINITIONS

1.	Adjusted Tangible Net Worth (Seller). At all times during the term of this Agreement, Seller shall maintain an Adjusted Tangible Net Worth of at least $4,000,000.00 to be tested by Buyer on a quarterly basis, as of the last day of each Fiscal Quarter, commencing on June 30, 2017, based upon the most recent financial statements delivered by Seller to Buyer in accordance with Section 6 below.

2.	Leverage Ratio (Seller). At all times during the term of this Agreement, Seller shall maintain a Leverage Ratio that is less than or equal to 15:1. The Leverage Ratio shall be tested by Buyer on a quarterly basis, as of the last day of each Fiscal Quarter, commencing on June 30, 2017, based upon the most recent financial statements delivered by Seller to Buyer in accordance with Section 6 below.

3.	Minimum Liquid Assets (Seller). At all times during the term of this Agreement, Seller shall maintain a minimum of $1,000,000.00 of Liquid Assets, tested by Buyer on a quarterly basis, as of the last day of each Fiscal Quarter, commencing on June 30, 2017. Seller will furnish Buyer with copies of Seller’s current bank and/or brokerage statements in order to permit Buyer to determine Seller’s Liquid Assets.

4.	Minimum Profitability (Guarantor). Guarantor shall not permit its Pre-Tax Net Profit, for any two consecutive Fiscal Quarters, to be less than $1.00, as calculated by Buyer on a quarterly basis, as of the last day of each Fiscal Quarter, commencing on June 30, 2017.

5.	Adjusted Tangible Net Worth (Guarantor). At all times during the term of this Agreement, Guarantor shall maintain an Adjusted Tangible Net Worth of at least $50,000,000.00 to be tested by Buyer on a quarterly basis, as of the last day of each Fiscal Quarter, commencing on June 30, 2017, based upon the most recent financial statements delivered by Guarantor to Buyer in accordance with Section 6 below.

6.	Minimum Liquid Assets (Guarantor). At all times during the term of this Agreement, Guarantor shall maintain a minimum of $20,000,000.00 of Liquid Assets, tested by Buyer on a quarterly basis, as of the last day of each Fiscal Quarter, commencing on June 30, 2017. Guarantor will furnish Buyer with copies of Guarantor’s current bank and/or brokerage statements in order to permit Buyer to determine Guarantor’s Liquid Assets.

4-3

7.	Financial Statements and Reports. Seller shall furnish to Buyer, in form and detail reasonably satisfactory to Buyer, the following:

a.	Promptly after becoming available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, Seller’s audited Consolidated balance sheet as of the end of such Fiscal Year, and the related audited Consolidated statements of income and retained earnings and of cash flows of Seller for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year. Such financial statements shall be accompanied by the unqualified audit report of independent certified public accountants reasonably acceptable to Buyer which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred, and such financial statements shall also be accompanied by management letters with respect thereto, if any;

b.	Promptly after becoming available, and in any event within thirty (30) days after the end of each Fiscal Quarter, Seller’s unaudited Consolidated balance sheet of Seller and the related unaudited Consolidated statements of income and retained earnings and of cash flows of Seller for such Fiscal Quarter and the period from the first day of the then current Fiscal Year through the end of such Fiscal Quarter, certified by the chief financial officer or other executive officer of Seller as being fairly stated in all material respects (subject to normal Fiscal Year-end adjustments);

c.	Promptly after becoming available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, Guarantor’s audited Consolidated balance sheet as of the end of such Fiscal Year, and the related audited Consolidated statements of income and retained earnings and of cash flows of Guarantor for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year. Such financial statements shall be accompanied by the unqualified audit report of independent certified public accountants reasonably acceptable to Buyer which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred, and such financial statements shall also be accompanied by management letters with respect thereto, if any;

d.	Promptly after becoming available, and in any event within thirty (30) days after the end of each Fiscal Quarter, Guarantor’s unaudited Consolidated balance sheet of Guarantor and the related unaudited Consolidated statements of income and retained earnings and of cash flows of Guarantor for such Fiscal Quarter and the period from the first day of the then current Fiscal Year through the end of such Fiscal Quarter, certified by the chief financial officer or other executive officer of Guarantor as being fairly stated in all material respects (subject to normal Fiscal Year-end adjustments);

e.	Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsections (a) through (d) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit E hereto and certified by an executive officer of Seller;

4-4

f.	Within ten (10) Business Days following Buyer’s written request, Seller will also deliver to Buyer such additional financial statements and information (financial or otherwise) regarding Seller and each Guarantor as Buyer may reasonably request from time to time. Such information must be dated no earlier than ninety (90) days prior to date provided.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of such terms, and in each case, as reasonably determined by Buyer from time to time):

“Adjusted Tangible Net Worth” means, as of any date of determination, for any Person, the Net Worth of such Person (including the book value of owned servicing rights) minus: (a) all Consolidated assets of such Person which would be classified as intangible assets under GAAP, including but not limited to goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and deferred charges; and (b) all amounts due from related companies.

“Cash” shall mean lawful money of the United States of America.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof which mature within ninety (90) days from the date of acquisition, and (ii) time deposits and certificates of deposit, which mature within ninety (90) days from the date of acquisition, of Buyer or any other domestic commercial bank insured by the Federal Deposit Insurance Corporation.

“Guarantor” means, whether one or more, individually and collectively, jointly and severally, Redfin Corporation, a Delaware corporation.

“Index Rate” shall mean the LIBOR Rate.

“Leverage Ratio” means, for a Person as of a particular date, the ratio of such Person’s Liabilities to Adjusted Tangible Net Worth.

“Liabilities” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided, however, that, for purposes of this Agreement, loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Subordinated Debt shall be excluded from Liabilities.

“LIBOR Rate” shall mean with respect to each Transaction, the rate quoted by Buyer as Buyer’s one (1) month LIBOR Rate based upon quotes from the London Interbank Offered Rate from the ICE Benchmark Administration Interest Settlement Rates, as quoted for U.S. Dollars by Bloomberg (rounded upwards to the nearest 1/100th of one percent), at approximately 11:00 a.m., London time, on the 1st Business Day of the month in which the Purchase Date or Repurchase Date occurs, or if such rate ceases to be available, on any other service selected by Buyer providing comparable rate quotations.

4-5

“Liquid Assets” means all of a Person’s (1) unencumbered and unrestricted Cash, and (2) unencumbered and unrestricted Cash Equivalents reflected on current bank and/or brokerage statements furnished to Buyer by Seller and deemed by Buyer in its sole and absolute discretion to be liquid. Liquid Assets will only be measured based on bank or brokerage accounts directly held by Seller.

“Maturity Date” means June 15, 2018 unless terminated on an earlier date in accordance with this Agreement.

“Minimum Utilization Amount” means twenty five percent (25%) of Seller’s Concentration Limit.

“Net Income” means, for any particular period, Seller’s net income (after provision for taxes, as determined in accordance with GAAP.

“Net Worth” of any Person shall mean, as of any date, an amount equal to all Consolidated assets of such Person minus such Person’s Consolidated Liabilities, each as determined in accordance with GAAP.

“Non-Utilization Fee” means, for any period, an amount equal to the product of (a) one quarter of one percent (.25%) per annum times (b) the difference between (i) the Minimum Utilization Amount minus (ii) the Actual Utilization Amount. Seller shall not be obligated to pay such Non-Utilization Fee (i) for the first 180 days of the Agreement and (ii) as otherwise set forth, if any, in Schedule 3.

“Pre-Tax Net Profit” means Net Income of a Person before taxes and excludes mark to market adjustments for owned mortgage servicing rights and non-cash compensation in the form of stock or membership interest.

“Seller’s Concentration Limit” means TEN MILLION DOLLARS ($10,000,000.00) at any one time.

“State of Organization” means the state of Delaware.

“Subordinated Debt” means, with respect to any Person, all Liabilities of such Person, for borrowed money, which is, by its terms (which terms shall have been approved by Buyer) or by the terms of a subordination agreement, in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer.

“Wet Sublimit” means Four Million Dollars ($4,000,000.00)

4-6

EXHIBIT A

REQUEST FOR LOAN PURCHASE

BUYER:    Western Alliance Bank                     DATE:            , 20

SELLER:

This request is delivered pursuant to Section 3.01 of the Master Repurchase Agreement (as renewed, extended, amended, or restated, the “Repurchase Agreement”) dated as of June 15, 2017 between Seller and Buyer. Terms defined in the Repurchase Agreement have the same meanings when used, unless otherwise defined, in this request.

Seller requests that Buyer purchase from Seller on the terms set forth in the Repurchase Agreement, the Mortgage Loan below (the “Subject Loan”). In that connection, Seller hereby represents and warrants to Buyer that no Default exists and all representation and warranties applicable to Seller and the Subject Loan contained in the Repurchase Agreement are, as of the date hereof and as of the Purchase Date applicable to the Subject Loan, true and correct. Upon Buyer’s funding of the Purchase Price in accordance with the Repurchase Agreement, Seller confirms its assignment of the Subject Loan (and hereby assigns the Subject Loan) in accordance with the terms of the Repurchase Agreement, including Section 3.04. This assignment is made pursuant to and upon the representations; warranties and agreements on the part of the undersigned contained in the Repurchase Agreement and is governed by the Repurchase Agreement.

1.	Seller:

2.	Seller’s Loan No.:

3.	Property Description: Property Address:

4.	Amount of Loan:

5.	Interest Rate:

6.	Dollar Amount of Buyer’s Anticipated Wire:

7.	Percentage of Buyer’s Purchase in Mortgage Loan:

8.	Borrower’s Name:

9.	Investor:

10.	Funding Request Date:

11.	Fax Attachments to - Attn: ; Fax No. ( )

☐	Signed Request for Loan Purchase

☐	First 2 pages of Appraisal

☐	Investor Approval with Conditions

☐	Investor Rate Lock Confirmation

☐	Specific Closing Instructions (page 1 only)

☐	Final typed 1003 Loan Application

☐	Risk score page of credit report

☐	Insured Closing Letter

☐	Wire Instructions or Copy of Certified Check

12.	Comments:

                                                                      , as Seller

A-1

By:
Name:
Title:

A-2

EXHIBIT B

SELLER’S REPURCHASE REQUEST

BUYER:                     Western Alliance Bank                             DATE:                 , 20

SELLER

This request is delivered under the Master Repurchase Agreement (as renewed, extended, amended, or restated, the “Repurchase Agreement”) dated as of June 15, 2017, between Seller and Buyer. Terms defined in the Repurchase Agreement have the same meanings when used, unless otherwise defined, in this request.

Seller requests a repurchase of the Purchased Loans described in Annex I hereto, under Section 4.01 of the Repurchase Agreement to occur on                     .

Seller certifies that as of the Requested Repurchase Date, after giving effect to the Requested Repurchase that (a) the representations and warranties of Seller in the Repurchase Agreement are true and correct in all material respects and (b) no Default exists.

                                                                          , as Seller

By:
Name:
Title:

B-1

EXHIBIT C

BUYER’S REPURCHASE REQUEST

BUYER:                     Western Alliance Bank                     DATE:                 , 20

SELLER

This request is delivered under the Master Repurchase Agreement (as renewed, extended, amended, or restated, the “Repurchase Agreement”) dated as of June 15, 2017 between Seller and Buyer. Terms defined in the Repurchase Agreement have the same meanings when used, unless otherwise defined, in this request.

Buyer demands a repurchase of the Purchased Loans described in Annex I hereto (the “Subject Loan”), under Section 4.02 of the Repurchase Agreement, to occur on                     .

Buyer certifies that Seller is obligated to repurchase the Purchased Loans under Section 4.02 of the Repurchase Agreement. Upon Seller’s funding of the Repurchase Price in accordance with the Repurchase Agreement, Buyer confirms its assignment of the Subject Loan (and hereby assigns the Subject Loan) in accordance with the terms of the Repurchase Agreement, including Section 4.03. This assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Repurchase Agreement and is governed by the Repurchase Agreement.

Western Alliance Bank, an Arizona corporation, as Buyer

By:
Name:
Title:

C-1

EXHIBIT D

SPECIAL POWER OF ATTORNEY

Redfin Mortgage, LLC, a Delaware limited liability company (“Seller”) has entered into that certain Master Repurchase Agreement dated as of June 15, 2017 as the same may be amended or supplemented from time to time (the “Repurchase Agreement”), by and between Seller and Western Alliance Bank, an Arizona corporation. All capitalized terms not defined herein shall have the meanings given them in the Repurchase Agreement.

Seller hereby irrevocably constitutes and appoints Western Alliance Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (“Attorney in Fact”) with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, exercisable by the Attorney in Fact in each case, for the purpose of carrying out the terms of the Repurchase Agreement, including without limitation, to take any and all appropriate action and execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of the Repurchase Agreement, to file such financing statement or statements relating to the Mortgage Loans as Attorney in Fact at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Attorney in Fact the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Mortgage Loans and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Attorney in Fact for the purpose of collecting any and all such moneys due with respect to any other Mortgage Loans whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or against the Mortgage Loans;

(iii) to execute, in connection with any sale of Mortgage Loans, any endorsements, assignments or other instruments of conveyance or transfer;

(iv) (A) to direct any party liable for any payment under any Mortgage Loans to make payment of any and all moneys due or to become due thereunder directly to Attorney in Fact or as Attorney in Fact shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Mortgage Loans; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Mortgage Loans; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Mortgage Loans or any proceeds thereof and to enforce any other right in respect of any Mortgage Loans; (E) to defend any suit, action or proceeding brought against Seller with respect to any Mortgage Loans; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Attorney in Fact may deem appropriate; (G) to send “goodbye” and “hello” letters on Seller’s or subservicer’s behalf, and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Mortgage Loans as fully and completely as though Attorney in Fact were the absolute owner thereof for all purposes, and to do, at Attorney in Fact’s option and Seller’s expense, at any time, and from time to time, all acts and things which Attorney in Fact deems necessary to protect, preserve or realize upon the Mortgage Loans and Attorney in Fact’s interests therein and to effect the intent of the Repurchase Agreement, all as fully and effectively as Seller might do.

For value received, receipt of which is hereby acknowledged, Seller has sold and transferred, and will sell and transfer, to Western Alliance Bank certain Mortgage Loans pursuant to the Repurchase Agreement and by such transactions that this Special Power of Attorney be coupled with an interest, and Seller does hereby make and declare this Special Power of Attorney to be irrevocable by Seller or otherwise, renouncing all right to revoke this Special Power of Attorney or to appoint any other person to perform any of the acts enumerated herein.

Seller does hereby ratify and confirm that the Attorney-in-Fact may exercise any power or authority granted hereunder, irrespective of whether or not a Default has occurred under the Repurchase Agreement. The rights and powers of Attorney-in-Fact hereunder are cumulative of all other rights, remedies, and recourse of Western Alliance Bank under the Repurchase Agreement.

The powers conferred on Attorney in Fact hereunder are solely to protect Attorney in Fact’s interests in the Mortgage Loans and shall not impose any duty upon it to exercise any such powers. Attorney in Fact shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct. Seller hereby covenants and agrees that it will indemnify, defend, and hold harmless the Attorney-in-Fact and its officers acting hereunder for, from and against any and all claims, demands, or causes of action, in any way associated with or related to the acts performed under this Limited Power of Attorney, including, but not limited to, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature (“Liabilities”), but excluding any Liabilties resulting from the negligence, gross negligence, or intentional misconduct of Attorney-in-Fact or its officers. For purposes of A.R.S. § 14-5501.E, Seller acknowledges that the power of attorney forms a part of a contract (being this Agreement) and is security for money or for the performance of a valuable act. Buyer hereby discloses that it may exercise the power of attorney for Buyer’s benefit, and such authority need not be exercised for Seller’s best interest.

IN WITNESS WHEREOF, this instrument is executed by Seller on this              day of June, 2017.

SELLER:

Redfin Mortgage, LLC, a Delaware limited liability company

By:	/s/ Jason Bateman
Jason Bateman, Manager

STATE OF Washington

COUNTY OF King

This instrument was acknowledged before me on this 15 day of June, 2017 by, Jason Bateman, Manager of Redfin Mortgage, LLC a Delaware limited liability company, on behalf of said company.

/s/ Shawn M. Taylor
[SEAL]	Notary Public in and for the State of WA

By:	/s/ Adam Wiener
Adam Wiener, Manager

STATE OF Washington

COUNTY OF King

This instrument was acknowledged before me on this 15 day of June, 2017 by, Adam Weiner, Manager of Redfin Mortgage, LLC a Delaware limited liability company, on behalf of said company.

/s/ Shawn M. Taylor
[SEAL]	Notary Public in and for the State of WA

ACKNOWLEDGED BY

ATTORNEY-IN-FACT:

Western Alliance Bank, an Arizona corporation

By:	/s/ Elizabeth L. Mix
Name:	Elizabeth L. Mix
Title:	Vice President

By:	/s/ Cyndy Joseph
Name:	Cyndy Joseph
Title:	Vice President

By:	/s/ Angelli Angara
Name:	Angelli Angara
Title:	Officer

By:	/s/ Doug Jones
Name:	Doug Jones
Title:	Assistance Vice President

By:	/s/ Albert Thuma
Name:	Albert Thuma
Title:	Senior Vice President

By:	/s/ Richie Walia
Name:	Richie Walia
Title:	Senior Vice President

EXHIBIT E

COMPLIANCE CERTIFICATE

SELLER:	Redfin Mortgage, LLC, a Delaware limited liability company
BUYER:	Western Alliance Bank, an Arizona corporation
GUARANTOR:	Redfin Corporation, a Delaware corporation
TODAY’S DATE:	/ /20
REPORTING PERIOD ENDED:	month(s) ended / /20

This certificate is delivered to Buyer under the Master Repurchase Agreement dated effective as of June 15 , 2017 between Seller and Western Alliance Bank, an Arizona corporation (the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Seller designated below; (b) to the best of my knowledge, the financial statements of Seller and Guarantor from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Seller and Guarantor, respectively, as of the end of the Reporting Period and the results of their respective operations for the Reporting Period; (c) all of the representations and warranties made by Seller in Article VI of the Agreement are true and correct in all material respects on the date of this certificate as if made on this date; (d) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); and (e) the calculations described herein evidence that Seller and Guarantor are in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller or Guarantor is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller or Guarantor, as applicable, proposes to take with respect thereto).

Redfin Mortgage, LLC, a Delaware limited liability company

By:
Name:
Title:

SELLER:	Redfin Mortgage, LLC, a Delaware limited liability company
REPORTING PERIOD ENDED:	/ /20

All financial calculations set forth herein are as of the end of the Reporting Period.

I.	ADJUSTED TANGIBLE NET WORTH—SELLER

The Adjusted Tangible Net Worth of Seller is:
Net Worth (including book value of owned servicing rights):	$
Minus: Intangible Assets	$
Minus: Amounts Due from Affiliates	$
ADJUSTED TANGIBLE NET WORTH:	$
REQUIRED MINIMUM		$4,000,000
In compliance?		☐ Yes ☐ No

II.	LEVERAGE RATIO—SELLER

Liabilities:	$
Divided by: Adjusted Tangible Net Worth	($	)
TOTAL LIABILITIES / ADJUSTED TANGIBLE NET WORTH :		__:1
MAXIMUM PERMITTED		15:1
In compliance?		☐ Yes ☐ No

III.	MINIMUM LIQUID ASSETS—SELLER

Cash and Cash Equivalents	$
MINIMUM REQUIRED		$1,000,000.00

In compliance?		☐ Yes ☐ No

IV.	ADJUSTED TANGIBLE NET WORTH—GUARANTOR

The Adjusted Tangible Net Worth of Guarantor is:
Net Worth (including book value of owned servicing rights):	$
Minus: Intangible Assets	$
Minus: Amounts Due from Affiliates	$
ADJUSTED TANGIBLE NET WORTH:	$
REQUIRED MINIMUM		$50,000,000
In compliance?		☐ Yes ☐ No

V.	MINIMUM LIQUID ASSETS—GUARANTOR

Cash and Cash Equivalents	$

MINIMUM REQUIRED	$20,000,000.00

In compliance?	☐ Yes ☐ No

VI.	MINIMUM PROFITABILITY—GUARANTOR

Quarter End Pre-Tax Net Profit	$
Year-to-Date Pre-Tax Net Profit	$
MINIMUM REQUIRED		$1 per quarter

In compliance?		☐ Yes ☐ No

IV.	OTHER REQUESTED INFORMATION

Total Liabilities under all warehouse and repurchase facilities:	$
Early Purchase Facilities:	$
Total dollar value of funded loan volume (Quarter)	$
Total number of loan units volume (Quarter)	$

V.	DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”: